Exhibit 5.4

[TRENAM KEMKER LETTERHEAD]

Tampa

September 24, 2003

BNY Midwest Trust Company

2 North LaSalle Street

Suite 1020

Chicago, Illinois 60602

Domino’s, Inc.

30 Frank Lloyd Wright Drive

P.O. Box 997

Ann Arbor, Michigan 48106-0997

Re:	Indenture dated as of June 25, 2003 among Domino’s, Inc., a Delaware corporation, the Guarantors signatories thereto and BNY Midwest Trust Company, an Illinois trust company, as trustee

Ladies and Gentlemen:

We have been asked to render the opinions expressed herein in connection with that certain Indenture (including all Exhibits thereto, the “Indenture”) dated as of June 25, 2003 among Domino’s, Inc. (“Parent”), a Delaware corporation, the Guarantors signatories thereto (including but not limited to Domino’s Pizza International Payroll Services, Inc. (“Florida Sub”), a Florida corporation), and BNY Midwest Trust Company, an Illinois trust company, as trustee (the “Trustee”).

Each term appearing in this letter in capitalized form shall have the same meaning, if any, as is ascribed to such term in or pursuant to the Indenture, unless this letter or the context in which such term is used clearly indicates otherwise.

We have examined, among other things, the following agreements, instruments and documents, in each case as now in effect:

•	The Indenture;

•	Articles of Incorporation of Florida Sub;

•	Bylaws of Florida Sub;

•	Certain records of corporate proceedings of Florida Sub;

BNY Midwest Trust Company	Page 2
Domino’s, Inc.
September 24, 2003

•	Registration on Form S-4 (the “Registration Statement”), Registration No. 333-107774-04, as filed with the U.S. Securities and Exchange Commission by Parent pursuant to the Securities Act of 1933 (the “1933 Act”);

•	Other agreements, instruments, documents and records that we have deemed necessary or relevant for purposes of issuing the opinions hereinafter expressed.

As to factual matters that relate to, or that we have considered in rendering, the following opinions, we have relied, with your approval, upon representations, warranties, and other factual statements included in the Indenture and in other documents and instruments signed by Parent and/or Florida Sub in connection with the indenture, and upon information provided orally or in writing by, or made publicly available by, Parent, Florida Sub, their representatives, and public agencies and officials. We also have engaged in such investigations of law as we have deemed necessary to render the opinions expressed in this letter.

Based upon the foregoing, subject to the further assumptions, limitations, qualifications, conditions and exceptions set forth in this letter, and with due regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Subsidiary Guarantee of the Exchange Notes given by Florida Sub has been duly authorized by all necessary corporate action on the part of Florida Sub; and

2.	When (i) the Registration Statement has become effective under the 1933 Act, (ii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture, (iiiv) the Subsidiary Guarantee of Florida Sub has been endorsed on the Exchange Notes and executed as contemplated in the Indenture, and (iv) the Exchange Notes have been issued and sold as contemplated in the Registration Statement, then the Subsidiary Guarantee of the Exchange Notes given by Florida Sub will be a legal, valid and binding obligation of, and enforceable against, Florida Sub.

* * *

We are qualified to practice law only in the State of Florida and we do not purport to be experts in the law of any state other than Florida. We express no opinion as to matters which may be governed by the substantive laws of any jurisdiction other than Florida or the laws of the United States of America. For purposes of rendering the opinions in this letter, we have assumed with your consent that the laws of other States governing the agreements and other documents referred to in this letter are identical to the laws of Florida in all respects material to the opinions set forth in this letter.

Our opinion to the effect that any agreement is legal, valid, binding and enforceable against a person, or that the execution, delivery or performance of an agreement will not result in a breach

BNY Midwest Trust Company	Page 3
Domino’s, Inc.
September 24, 2003

or other violation of applicable law or any order, writ, injunction or decree, means that: (a) the agreement constitutes an effective contract under applicable substantive law (which as previously noted, we have assumed for purposes hereof to be identical to the substantive law of Florida), (b) the agreement is not rendered invalid because of a specific statutory prohibition or public policy and is not subject in its entirety to a contractual defense, and (c) subject to the last sentence of this paragraph, one or more remedies are available to the other party or parties to such agreement upon material default under the agreement. Such opinion does not mean that: (a) any particular remedy is available upon a material default, or (b) every provision of the agreement will be upheld or enforced in any or each circumstance by a court. Furthermore, the validity, legality and binding effect of the agreement may be limited or otherwise affected by (a) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar statutes, rules, regulations or other laws affecting the enforcement of creditors’ rights and remedies generally, (b) the fact that rights to indemnity or contribution may be limited by applicable law or the policies underlying such law, and (c) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability or good faith.

Except as specifically stated otherwise in this letter, we express no opinion regarding the applicability, meaning, construction or interpretation (including any effect on, or implication for, the Indenture and the transactions contemplated thereby) of any of the following: (i) federal and state securities laws and regulations; (ii) Federal Reserve Board margin regulations; (iii) pension and employee benefit laws and regulations; (iv) federal and state antitrust and unfair competition laws and regulations; (v) fiduciary duty requirements; (vi) local laws; (vii) federal and state laws and regulations concerning the priority or enforcement of liens or security interests; or (viii) fraudulent transfer laws.

For purposes of this letter, we have assumed, with your approval, the following: (1) the legal capacity of each natural person; (2) the legal existence of all parties other than Florida Sub; (3) the power and authority of each person, other than any person acting on behalf of Florida Sub, to execute, deliver and perform each document executed and delivered and to do each other act done or to be done by such person; (4) the authorization, execution and delivery by each person, other than any person acting on behalf of Florida Sub, of each document executed and delivered or to be executed and delivered by such person; (5) the legality, validity, binding effect and enforceability as to each person, other than any person acting on behalf of Florida Sub, of each document executed and delivered or to be executed and delivered and of each other act done or to be done by such person; (6) except as otherwise expressly opined upon herein, the payment of all required taxes and fees imposed upon the execution, filing or recording of documents; (7) that there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of any opinion and no undisclosed prior waiver of any right or remedy contained in any document; (8) the genuineness of each signature, (9) the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy, and the authenticity of the original of each document reviewed by us

BNY Midwest Trust Company	Page 4
Domino’s, Inc.
September 24, 2003

as a copy; (10) the truthfulness of each statement as to all factual matters otherwise not known to us to be untruthful contained in any document; (11) the accuracy of all written information provided by or available from governmental agencies or representatives, both as of the date stated therein and as of the date of this letter; (12) that all persons have acted in good faith, without notice of adverse claims, and have complied with all material laws applicable to each of them; (13) that all documents and transactions comply with all tests of good faith, fairness and conscionability required by law; (14) that routine procedural matters such as service of process or qualification to do business in the relevant jurisdictions will be satisfied by the parties seeking to enforce the any obligation or avail itself of any remedy; (15) that all statutes, judicial and administrative decisions and rules and regulations of governmental agencies constituting the law for which we are assuming responsibility are published, in each case in a manner generally available to lawyers practicing in our judicial circuit; (16) that no action, discretionary or otherwise, that might result in a violation of law will be taken in the future by or on behalf of any party; (17) that there are no other agreements or understandings among the parties to the Indenture and the matters contemplated thereby that would modify the terms thereof or the respective rights or obligations of the parties; (18) that there has been no mutual mistake of fact and there exists no fraud or duress as between the parties; and (19) the constitutionality and validity of all relevant laws, regulations and agency actions unless a reported case has otherwise held or widespread concern has been expressed by commentators as reflected in materials which lawyers routinely consult.

The opinions expressed above are as of the date of this letter only, and we specifically disclaim any obligation to update such opinions or to advise you of any change in factual matters in the future, regardless of the nature of any future developments or our knowledge thereof. We express no opinion on the likelihood or effect of any future occurrence, including the future conduct of any party. No opinions other than those specifically set forth above are to be implied, and we specifically disclaim any opinions by inference or implication.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion letter has been furnished at your request and is to be used only in connection with the Subsidiary Guarantee of the Exchange Notes while the Registration Statement is effective under the 1933 Act. This opinion letter may not be furnished, reproduced, distributed, disclosed to or relied upon anyone or quoted from or referred to except as set forth in the preceding paragraph or with our prior written consent. This opinion letter is limited to the matters stated herein and no opinion may be implied or inferred beyond the matters expressly stated.

BNY Midwest Trust Company	Page 5
Domino’s, Inc.
September 24, 2003

Very truly yours,

TRENAM, KEMKER, SCHARF, BARKIN,

FRYE, O’NEILL & MULLIS,

Professional Association

By: /s/    J. Cary Ross, Jr.